Exhibit 99.2

Recent developments

Impact of COVID-19 pandemic

COVID-19 Response

Due to the COVID-19 pandemic, on March 13, 2020, we announced the closure of certain parks and the decision to delay the opening of other parks in response to the federal and local recommendations and restrictions to mitigate the spread of COVID-19. Beginning late in the second quarter of 2020, we resumed partial operations at many of our parks on a staggered basis in accordance with local and state guidelines. Parks that have reopened and their respective reopening dates follow:

•	Schlitterbahn Waterpark & Resort New Braunfels, which opened on June 13, 2020;

•	Schlitterbahn Waterpark Galveston, which opened on June 13, 2020;

•	Worlds of Fun, which opened on June 22, 2020;

•	Kings Island, which opened on July 2, 2020;

•	Dorney Park, which opened on July 8, 2020;

•	Cedar Point, which opened on July 9, 2020; and

•	Michigan’s Adventure, which opened on July 16, 2020.

Initial attendance upon reopening has been below original expectations. The timing of park openings from mid-June through mid-July coincided with growing concerns about spikes in COVID-19 cases during that period. Due to the soft demand trends, park operating calendars have been adjusted for the remainder of 2020, including reducing operating days per week and operating hours within each operating day. In addition, some of our reopened parks have closed earlier than their typical operating calendars. Schlitterbahn Waterpark & Resort New Braunfels, Schlitterbahn Waterpark Galveston, Worlds of Fun and Dorney Park closed following the Labor Day holiday on September 7, 2020. Schlitterbahn Waterpark & Resort New Braunfels and Schlitterbahn Waterpark Galveston would typically close at the end of September. Dorney Park would typically close at the end of October, and Worlds of Fun would typically close at the end of December. Furthermore, Kings Island will close following the fall season on November 1, 2020 rather than its traditional closing date at the end of December. Cedar Point will close and Michigan’s Adventure has closed as they traditionally would. Cedar Point will close following the conclusion of its fall season on November 1, 2020. Michigan’s Adventure closed following the conclusion of its season on Labor Day. Additionally, to alleviate social distancing concerns, Cedar Point and Kings Island announced changes to their fall entertainment programming to allow for better management and maintenance of social distancing and limited park capacity requirements.

Knott’s Berry Farm, Canada’s Wonderland, Carowinds, Kings Dominion, California’s Great America and Valleyfair remain closed. Of these parks, Knott’s Berry Farm and Canada’s Wonderland remain in a state of readiness as the respective parks continue their dialogue with government and health authorities about the possibility of opening. On August 4, 2020, we announced that the parks that remain closed, other than Knott’s Berry Farm and Canada’s Wonderland, will not reopen in 2020 due to the diminishing number of calendar days left in 2020, as well as limited visibility from state and local officials as to when park openings will be possible.

Even after all of our parks are able to reopen and our parks are able to return to full capacity with traditional park operating calendars, there may be longer-term negative impacts to our business, results of operations and financial condition as a result of the COVID-19 pandemic. These impacts may include changes in consumer behavior and preferences causing significant volatility or reductions in demand for or interest in our parks, damage to our brand and reputation, increases in operating expenses to comply with additional hygiene-related protocols, limitations on our ability to recruit and train sufficient employees to staff our parks, limitations on our employees’ ability to work and travel, and significant changes in the economic or political conditions in areas in which we operate. Despite our efforts to manage these impacts, their ultimate impact may be material, and will depend on factors beyond our knowledge or control, including the duration and severity of the COVID-19 pandemic and actions taken to contain its spread and mitigate its public health effects. See “Risk factors—Risks related to our business—The spread of COVID-19 intensifies certain risks we face, including those discussed below and in our Form 10-K, has adversely impacted our business and is expected to continue to adversely impact our business. The ultimate extent to which COVID-19 and measures taken in response will impact our business, including our results of operations and financial condition, cannot be predicted due to the ongoing development and fluidity of the COVID-19 situation and its effects.”

Following our March 13, 2020 announcement, we took the following proactive measures to reduce operating expenses and cash outflows:

1.	eliminated nearly all of our seasonal and part-time labor costs until our parks prepare to reopen,

2.

suspended all advertising and marketing expenses, and reduced general and administrative expenses and other park-level operating expenses to better align with the disruption in operations while still remaining in readiness position to reopen parks,

3.	reduced the CEO’s base salary by 40% and the base salaries of all other executives by 25%, effective April 27, 2020,

4.	deferred base salaries for all other salaried employees by 25%, subject to minimum thresholds or other statutory limitations,

5.	reduced scheduled hours for full-time hourly employees by 25% to 30 hours per week, and

6.	suspended cash retainer fees for our Board of Directors until business conditions improved.

Effective July 20, 2020, following the opening of the parks listed above, we have resumed paying full base salaries to our CEO, other executives and all other salaried employees. We have also increased scheduled hours for full-time hourly employees to 40 hours per week, and resumed cash retainer fees to our Board of Directors. As parks open, we have begun adding back seasonal and part-time labor, park-level operating expenses and advertising expenses to correspond with limited capacities and operating hours.

To provide incremental liquidity and enhanced financial flexibility, we took proactive steps following our March 13, 2020 announcement to reduce our capital spending for calendar year 2020, including the suspension of at least $75-$100 million of non-essential capital projects planned for the 2020 and 2021 operating seasons. As we prepare our properties for the 2021 operating season, we may reactivate certain capital projects over the next twelve months resulting in capital spending that could vary from our earlier estimate.

Given the uncertainty around the timing of the parks’ reopening, and in order to ensure our season pass holders receive a full season of value, we have paused collections of guest payments on installment purchase products, and we have extended the usage privileges of 2020 season passes through the 2021 season to compensate for lost access to the parks in the current year. We are resuming collections of guest payments on installment purchase products at each park as it opens. For those parks that will not reopen in 2020, we will provide our season passholders a loyalty reward to be used on purchases within the park during the 2021 operating season, in addition to the previously announced paused collections on installment purchase products and the extension of usage privileges of 2020 season passes through the 2021 season.

The quarterly distribution remains suspended. The Board is committed to reinstituting a quarterly distribution when it is appropriate to do so and when it is permissible under our Second Amended 2017 Credit Agreement and our other debt covenants.

Lastly, following our March 13, 2020 announcement, we took steps to secure additional liquidity and to obtain near-term relief from certain financial covenants, in the event that the effects of the COVID-19 pandemic continued. On April 27, 2020, we issued $1,000.0 million aggregate principal amount of 5.500% Senior Secured Notes due 2025 and further amended the 2017 Credit Agreement to suspend and revise certain financial covenants, and to adjust the interest rate on and reflect additional commitments and capacity under our Revolving Facility (as defined below).

Liquidity Update

The following third quarter results are estimates based on the latest information available and subject to change as we complete our quarterly financial closing procedures. As of September 27, 2020, we had cash on hand of approximately $215 million and approximately $359 million available under our Revolving Facility, net of approximately $16 million of outstanding letters of credit. We have concluded that we will have sufficient liquidity to satisfy our cash obligations through the end of 2021. We continue to estimate that our average cash burn rate going forward will be approximately $30-$40 million per month. Our monthly average cash burn rate during the third quarter was approximately $30 million per month. Our anticipated average cash burn rate includes estimated operating expenses, capital expenditures, income tax obligations, and interest payments. The average cash burn rate is net of an estimate of net revenues to be generated from the limited operations anticipated to be open for 2020. We have made significant estimates and assumptions to estimate the impact of the COVID-19 pandemic on our business, including financial results in the near and long-term and our anticipated cash burn rate. Actual results could materially differ from these estimates.

Credit Facilities Amendment

On September 25, 2020, we received sufficient consents from certain of our revolving lenders and lenders constituting a majority of the continuing lenders under the amended and restated credit agreement dated April 13, 2017, as amended by Amendment No. 1 dated as of March 14, 2018 and Amendment No. 2 dated as of April 27, 2020 (as amended, the “Second Amended 2017 Credit Agreement”), among Cedar Fair, Cedar Canada, Magnum and Millennium, as borrowers, the several lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the other parties thereto, which includes a $264.25 million senior secured term loan facility (the “Term Loan Facility”) and a $375.0 million senior secured revolving credit facility (the “Revolving Facility” and, together with the Term Loan Facility, the “Credit Facilities”), to, among other things, amend the Credit Facilities (the “Third Amendment”). The Third Amendment, effective September 28, 2020, (i) extends the suspension of testing of the senior secured leverage ratio through and including the fiscal quarter ending December 31, 2021, (ii) modifies the quarterly testing of the senior secured leverage ratio to be tested starting with the first quarter of the fiscal year ending December 31, 2022, to not exceed 4.50 to 1.00, which will step down to 4.00 to 1.00 in the second quarter of the fiscal year ending December 31, 2023 and which will step down further to 3.75 to 1.00 in the third quarter of the fiscal year ending December 31, 2023, with the covenant calculation to include consolidated EBITDA from the first quarter of the fiscal year ending December 31, 2022 and the second, third and fourth quarters of the fiscal year ended December 31, 2019 until the fourth quarter of the fiscal year ending December 31, 2022, from and after which time the then current consolidated EBITDA calculations will be used, (iii) extends the requirement that Cedar Fair maintain a minimum liquidity level of at least $125.0 million, tested at all times, until the fourth quarter of the fiscal year ending December 31, 2022, (iv) extends the suspension of certain restricted payments, certain payments in respect of senior unsecured debt, cash mergers and/or acquisition investments and the incurrence of incremental loans and commitments under the Second Amended 2017 Credit Agreement until the delivery of the compliance certificate for the fourth quarter of the fiscal year ending December 31, 2022 and (v) permits the incurrence of the notes being offered hereby.

In addition, upon the completion of certain customary closing conditions to occur after the issuance of the notes, the Third Amendment will extend the maturity of $300.0 million of the Revolving Facility to December 13, 2023, the margins for such extended revolving loans will be increased to 3.50% per annum for LIBOR or CDOR loans and increased to 2.50% per annum for base rate loans or Canadian prime rate loans, in each case without any step-downs and the unused commitment fee for such extended revolving loans will be increased to 0.625% per annum, without any step-downs.

Impairment

Due to the negative impact of the COVID-19 pandemic on our expected future operating results, we tested our long-lived assets, goodwill and indefinite-lived intangible assets for impairment as of March 29, 2020. This resulted in impairment charges at the Schlitterbahn parks of $2.7 million for long-lived assets, $73.6 million for goodwill and $7.9 million for the Schlitterbahn trade name, as well as an impairment charge of $6.8 million at Dorney Park for goodwill. We are in the process of completing the financial statements for the fiscal quarter ended September 27, 2020. As part of that process, we are testing our long-lived assets, goodwill and indefinite-lived intangible assets for impairment due to a decline in expected future cash flows which may result in additional impairment charges, particularly associated with the Schlitterbahn acquisition.